Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ACHIEVES RESEARCH MILESTONE IN
GENENTECH COLLABORATION

Boulder, Colo., (April 17, 2006) — Array BioPharma Inc. (NASDAQ: ARRY) announced today that a research milestone was achieved in its collaboration with Genentech, Inc. (NYSE: DNA).  Genentech and Array initiated an oncology collaboration in January 2004 to identify small molecule development compounds against multiple targets.  The milestone resulted from the nomination of a clinical candidate and its advancement into regulated safety assessment testing.  Array is entitled to additional milestone payments and potential royalties from Genentech based upon continued success of the program.

“Advancing the clinical candidate demonstrates the success of our collaboration with Genentech,” said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma.  “We look forward to continued progress with our Genentech collaboration to potentially bring new targeted anti-cancer therapies to patients.”

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of April 17, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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